FREMONT GENERAL CORPORATION
LONG-TERM INCENTIVE COMPENSATION PLAN OF 1996



PURPOSE OF THE PLAN

It is the purpose of Fremont's executive compensation policies and practices to attract, retain and motivate executives and key employees and to reward their success in achieving the financial goals that increase Shareholder value. In that regard, the Long-term Incentive Compensation Plan ("LTICP") is designed to link a substantial portion of the compensation of our executives directly to the long-range growth and increased value of the Company.

To accomplish this, the LTICP pays generous bonus awards upon the successful achievement, over a three (3) year period, of the earnings goals described herein.



Participating Companies

The following companies are designated as participating companies. These may be changed and others may be added from time to time at the discretion of the Board of Directors.

Fremont General Corporation
Fremont Compensation Insurance Company
Fremont Financial Corporation
Fremont Investment & Loan
FIC/Medical Professional Liability Division
Fremont Premium Finance Corporation



Individual Participation

Officers and other key management employees, as designated by the Board of each participating company and approved by the Board of Fremont General, shall be eligible to participate in the LTICP. The Corporate Personnel Department maintains the rosters of designated participants and issues notices of participation to those designated. New Participation New participants may be added from time to time upon the approval of the Personnel Officer pursuant to the following schedule:

o New participants entering the LTICP after inception but prior to 12/31/96 will be eligible for full participation.

o New participants entering the LTICP on or after 1/1/97 but prior to 12/31/97 will be eligible for prorated participation as follows:

o Entrants between 1/1/97 and 6/30/97 will be eligible for a maximum of two-thirds of any appropriate bonus award;

o Entrants between 7/1/97 and 12/31/97 will be eligible for a maximum of one-half of any appropriate bonus award.

o  No new participant will enter the LTICP after 12/31/97.


Individual Bonus Awards

A. Bonus Awards Bonus awards to designated participants in each company will be earned upon the achievement of at least 60% of that company's TARGET, and will increase commensurate with performance greater than 60% of TARGET as follows:

Bonus as Percent of Base Salary*

Pre-Tax Earnings Results       Grades 14 & Below     Grades 15 & Above
----------------------------------------------------------------------

Minimum              60%                     10%                   25%
                     70%                     15%                   30%
                     80%                     20%                   35%
                     90%                     25%                   40%
Target              100%                     30%                   50%
                    110%                     40%                   75%
Maximum             120%                     50%                  100%

*"Base Salary" will be the arithmetic average of the participants' actual annualized salary or the participants' salary grade midpoint, whichever is greater, as of December 31 of each of the three (3) plan years.

B. Additional Bonus The LTICP provides for an "additional bonus" of one-half (50%) of any bonus earned pursuant to the schedule above.



The additional bonus will be awarded if Fremont General Corporation achieves at least 120% of its three (3) year pre-tax earnings target of $400,000,000 (or $480,000,000).



Participant Eligibility and Qualification

Participants who have been designated by the Board of Directors of Fremont General to participate in this Plan must be actively employed in good standing at the Plan Maturity date (12/31/98) to qualify for an award under the terms of the Plan.

Term of the Plan The LTICP is effective as of January 1, 1996, and matures on December 31, 1998.


Payment of Bonus Award

The bonus earned under the terms of this Plan is payable in cash after the Plan maturity date. The payment is subject to all applicable tax withholding and reporting requirements then in effect. Some or all of this payment may be deferred into a Deferred Compensation plan.



Disclaimer

This LTICP is a non-funded bonus compensation plan which is contingent upon specific performance as set forth above and is not subject to ERISA requirements. There is no provision for accrual of any non-forfeitable vesting rights. This LTICP and any of its terms may be modified, suspended, or terminated at any time and in any manner at the sole discretion of the Fremont General Corporation's Board of Directors.